UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2013 (December 13, 2013)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2013, Net1 Applied Technologies South Africa Proprietary Limited (“Net1SA”), a directly wholly-owned subsidiary of Net 1 UEPS Technologies, Inc. (the “Company”), and certain of Net1SA’s wholly-owned subsidiaries (collectively the “Borrowers”), entered into a Facility Letter (as amended by the First Addendum described below, the “Facilities Agreement”) with Nedbank Limited, a South African bank, which provides for the extension of various short-term banking facilities in the aggregate amount of up to ZAR 400 million, comprising (i) an overdraft facility of up to ZAR 250 million (“Overdraft Facility”) and (ii) indirect and derivative facilities of up to ZAR 150 million, including letters of guarantee, letters of credit and forward exchange contracts (“Indirect and Derivative Facility”). The material terms and conditions of the Facilities Agreement are more fully discussed in Item 2.03 below.

On December 18, 2013, the Borrowers signed a First Addendum to the Facilities Letter which increased, through March 31, 2014, the aggregate facility to up to ZAR 650 million and the Overdraft Facility to up to ZAR 500 million.

The Facilities Agreement represents an increase and expansion of the Company’s existing short-term credit facilities with Nedbank.

On December 18, 2013, the USD/ZAR exchange rate was $1.00/ZAR 10.32.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Overdraft Facility may be used to finance the ongoing working capital of the Borrowers. In addition, the Facilities Agreement provides for a cash management sweeping arrangement of up to ZAR 200 million which may be included within the Overdraft Facility.

Amounts outstanding under the Overdraft Facility are payable on demand and interest thereunder is payable monthly in arrears at an interest rate agreed between Net1SA and Nedbank (currently 7.35% per annum). A commitment fee of 0.35% per annum is payable monthly in arrears on the monthly unutilized portion of the Overdraft Facility.

Fees or charges related to the Indirect and Derivative Facility are agreed at the time of utilizing the applicable Facility

In addition to security previously granted by Borrower under the existing Nedbank credit facility (including without limitation, Net1SA’s shareholding in Cash Paymaster Services Proprietary Limited), each of the Borrowers will cross-guarantee up to ZAR 650 million of the obligations of the other Borrowers under the Facilities Agreement.

The Facilities Agreement contains customary non-financial covenants, including, without limitation, covenants that restrict the Borrowers' ability to dispose of or encumber their assets, incur additional indebtedness or engage in certain business combinations.

The Borrowers’ obligations under the Facilities Agreement are without recourse to, and the covenants and other agreements contained therein do not apply to, the Company or any of the Company’s non-South African subsidiaries or to certain other Net1SA subsidiaries.

The foregoing description of the Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facilities Agreement, which is attached hereto as Exhibit 10.27 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.27

Facility Letter between Nedbank Limited and Net1 Applied Technologies South Africa Limited and certain of its subsidiaries dated as of December 13, 2013 and First Addendum thereto dated as of December 18, 2013

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: December 19, 2013	By: /s/ Serge C.P. Belamant
Serge C.P. Belamant
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.27

Facility Letter between Nedbank Limited and Net1 Applied Technologies South Africa Limited and certain of its subsidiaries dated as of December 13, 2013 and First Addendum thereto dated as of December 18, 2013